Exhibit 99.1

For Further Information Contact:

Tony Deasey Celsion Corporation 410.290.5390 tony@celsion.com	General Info: Marilynn Meek Financial Relations Board 212-827-3773 mmeek@financialrelationsboard.com Investor Info: Susan Garland 212-827-3775 sgarland@financialrelationsboard.com

CELSION ANNOUNCES RESULTS OF 2007 ANNUAL STOCKHOLDER MEETING

Stockholders approve all proposals

Columbia, MD – June 13, 2007: CELSION CORPORATION (AMEX: CLN) today announced the results of its Annual Meeting of Stockholders held on June 13, 2007. Stockholders approved all the proposals included in the Company’s Proxy statement. At the meeting:

•	Dr. Max Link, Dr. Kris Venkat and Mr. Michael Tardugno were elected to serve three year terms as Directors of the Company;

•	the Company’s 2007 Stock Incentive Plan was approved;

•	the selection of Stegman and Company as the Company’s independent registered public accounting firm was ratified; and

•	the proposal to sell the Company’s Prolieve assets to Boston Scientific was ratified and approved.

The Company also announced the immediate resignation of Dr. Lawrence Olanoff, the Company’s former Chief Executive Officer, from the Board of Directors due to time constraints imposed by his current employment as President and Chief Operating Officer of Forrest Laboratories Inc.

During their remarks at the meeting, Dr. Max Link, Celsion’s Chairman, and Mr. Michael Tardugno, the Company’s Chief Executive Officer, noted that substantial progress was made at Celsion over the last twelve months. Further, the sale of the Prolieve assets will complete the repositioning of Celsion as a pure drug development company with very promising programs in both recurrent breast cancer at the chest wall and in primary liver cancer. Mr. Tardugno also noted that the Company had received Hart Scott Rudino approval to proceed with the Prolieve asset sale, and with stockholder approval, the transaction is expected to close before the end of June. They also thanked Dr. Olanoff for his contributions both as Chief Executive and a Director and wished him well in his current pursuits.

About Celsion: Celsion is dedicated to the development and commercialization of oncology drugs including tumor-targeting treatments using focused heat energy in combination with heat activated drug delivery systems.

Celsion has research, license or commercialization agreements with leading institutions such as the National Institutes of Health, Duke University Medical Center, University of Hong Kong, Cleveland Clinic, North Shore Long Island Jewish Health System.

Celsion has also developed a microwave based system, the Prolieve Thermodilatation® system, for the treatment of benign prostatic hyperplasia which is marketed in the United States under an exclusive distribution agreement with Boston Scientific Corporation. For more information on Celsion, visit our website: http://www.celsion.com.

Celsion wishes to inform readers that forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials by others; possible acquisitions of other technologies, assets or businesses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.